Exhibit (l)(1)

NATIXIS ETF TRUST

399 Boylston Street

Boston, Massachusetts 02116

October 14, 2016

Russell Kane, Esq.

Secretary

Natixis ETF Trust

399 Boylston Street

Boston, Massachusetts 02116

Re:	Subscription for Shares

Dear Mr. Kane,

Natixis Global Asset Management, L.P., in consideration of the formation of Natixis ETF Trust (the “Trust”) and its initial series, Natixis Seeyond International Minimum Volatility ETF (the “Fund”), hereby subscribes for two thousand five hundred (2,500) shares of beneficial interest, without par value of the Fund (the “Shares”) and agrees to pay $100,000 for the Shares ($40.00 per share).

This subscription will be payable and the Shares subscribed for in this letter will be issued prior to the effective date of the registration of the Shares under the Securities Act of 1933, as amended.

In connection with your sale to us today of the Shares, we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal, shall be construed under the laws of Massachusetts, and is delivered at Boston, Massachusetts, as of the date written above.

Russell Kane

October 14, 2016

Please indicate your agreement and acceptance of this subscription by signing below.

Natixis Global Asset Management, L.P.

By:	/s/ Eric N. Ward
Eric N. Ward
Senior Vice President and Deputy General Counsel

Accepted and Agreed to on October 14, 2016

Natixis ETF Trust, on behalf of Natixis Seeyond International Minimum Volatility ETF

By:	/s/ Russell Kane
Russell Kane
Secretary